Exhibit 99.1

ISTA Pharmaceuticals Reports First Quarter 2007 Financial Results

IRVINE, Calif., April 26/PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), an ophthalmic pharmaceutical company, today reported financial results for the first quarter ended March 31, 2007. ISTA reported net revenue for the three months ended March 31, 2007, of $10.3 million, a 91% increase over net revenue for the three months ended March 31, 2006. In addition, during the first quarter of 2007, ISTA reported positive and statistically significant results from its Xibrom once-daily Phase III clinical studies and completed the enrollment of its Phase II/III study for bepotastine for allergy and its Phase IIb confirmatory study for ecabet sodium for dry eye.

“We view 2007 as a year of catalysts and continued commercial success that we believe will facilitate ISTA’s future growth. On the commercial side of our business, Xibrom and our other products continue to show significant sales growth,” stated Vicente Anido, Jr., Ph.D., ISTA’s President and Chief Executive Officer. “On the development front, we have a number of important, near-term company milestones that will set the stage for ISTA for 2008 and beyond. These milestones begin with the potential approval and launch of T-Pred and the anticipated filing of the sNDA for Xibrom QD (once-daily) in the second half of 2007. Additionally, we will have a strong sense of the pipeline products ISTA may accelerate in development when we announce the clinical results from the bepotastine, the strong steroid, and the ecabet sodium studies this year. We believe 2007 will be one of the most exciting years we have ever had.”

Net Revenue

(in millions, except percentage data)

	Quarter Ended March 31, 2007	Quarter Ended March 31, 2006	% Change
Xibrom	$7.0	$2.8	150%
Istalol	2.2	1.7	29%
Vitrase	1.0	0.8	25%
Other	0.1	0.1	0%
Total	$10.3	$5.4	91%

First Quarter Operating Details

Net loss for the quarter ended March 31, 2007, was $11.5 million, or $(0.44) per share, compared with a net loss of $10.7 million, or

$(0.41) per share, for the quarter ended March 31, 2006. At March 31, 2007, ISTA had cash and short-term investments of $27.6 million, plus $4.8 million in restricted cash.

Gross margin for the first quarter ended March 31, 2007, was 75%, or $7.7 million, as compared to 65%, or $3.5 million, for the same period in 2006. The increase in gross margin for the first quarter in 2007 is primarily due to the change in revenue mix.

Research and development expenses for the first quarter ended March 31, 2007, was $6.3 million, as compared to $4.5 million during the same period in 2006. The increase in research and development expenses for the first quarter of 2007 was primarily the result of an increase in clinical development costs, which include FDA filing fees, clinical investigator fees, study monitoring costs and data management costs, due to the completion of the Xibrom once-daily Phase III studies, the completion of the ecabet sodium Phase IIb confirmatory study enrollment, and the commencement of the bepotastine Phase II / III clinical trials.

Selling, general, and administrative expenses for the first quarter ended March 31, 2007, was $12.3 million, as compared to $10.0 million for the same period in 2006. The increase in the 2007 period primarily resulted from higher sales and marketing expenses associated with the expansion of ISTA’s sales force, increased compensation expense, and an overall increase in administrative costs related to expanding the Company’s operations and other general corporate expenses, such as facility and personnel costs. Selling, general, and administrative expenses during the first quarter of 2007 included $0.8 million in stock-based compensation expense.

First Quarter 2007 Commercial Highlights:

•	Completed previously announced expansion of ISTA’s sales force

•	Increased net revenue by 91%, as compared to the first quarter of 2006

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Xibrom dollarized total prescriptions, as measured by IMS, were $8.6 million in the first quarter of 2007, as compared to $6.8 million in the fourth quarter of 2006 and $3.3 million in the first quarter of 2006.

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Istalol dollarized total prescriptions, as measured by IMS, were $2.5 million in the first quarter of 2007, as compared to $2.2 million in the fourth quarter of 2006 and $1.5 million in the first quarter of 2006.

2007 Catalysts

•	Anticipate FDA response on T-Pred by the action date of May 3, 2007, and if approved, launch is planned for the second half of 2007.

•	Expect top-line results from ecabet sodium Phase IIb confirmatory study in the second quarter of 2007.

•	Anticipate announcement of results from bepotastine Phase II/III study for ocular allergy in the second quarter of 2007.

•	Expect to file the Xibrom QD (once-daily) supplemental New Drug Application (sNDA) in the second half of 2007.

•	Anticipate initiation of pilot study for strong steroid and, if study results are timely and positive, advance into Phase II/III clinical studies in the second half of 2007.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, April 26, 2007, at 10:30 AM Eastern Time, to discuss its first quarter 2007 results and provide outlook for the remainder of 2007, including financial guidance. To access the live conference call, U.S. and Canadian participants may dial 866-383-8108; international participants may dial 617-597-5343. The access code for the live call is 96466239. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 23652908. This conference call also will be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $3.2 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy, dry eye, and vitreous hemorrhage. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share. The Company’s product development and commercialization strategy is to launch a new product every 12 to 18 months, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s commercial success during the remainder of 2007 and future growth, the anticipated FDA response date and the potential FDA approval and launch of T-Pred and the possible timing thereof, the anticipated filing of the sNDA for Xibrom QD (once-daily) in the second half of 2007, the possible acceleration of the development programs for bepotastine, the strong steroid, and ecabet sodium, ISTA’s expectation of receiving top-line results from its ecabet sodium Phase IIb confirmatory study during the second quarter of 2007, ISTA’s expectation of announcing results from its bepotastine Phase II/III study for ocular allergy during the second quarter of 2007, the anticipated initiation of ISTA’s pilot study for its strong steroid and, if study results are timely and positive, ISTA’s plan to advance into Phase II/III clinical studies during the second half of 2007, and ISTA’s goals of bringing a new product to market every 12 to 18 months and becoming the leading niche ophthalmic pharmaceutical company in the U.S., are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: the inherent uncertainty associated with financial projections and estimates, timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including without limitation the difficulty of predicting the timing or outcome of product development efforts, and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks related to the continued availability of third-party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and/or other governmental regulations applicable to ISTA’s facilities, products, and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2006.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, (unaudited)
	2007	2006
Revenue:
Product Sales, net	$10,183	$5,355
License Revenue	69	69
Total Revenue	10,252	5,424
Cost of products sold	2,533	1,893
Gross profit margin	7,719	3,531
Costs and expenses:
Research and development	6,302	4,486
Selling, general and administrative	12,341	10,038
Total costs and expenses	18,643	14,524
Loss from operations	(10,924)	(10,993)
Interest (expense)/income, net	(527)	293

Net loss	$(11,451)	$(10,700)
Net loss per common share, basic and diluted	$(0.44)	$(0.41)
Shares used in computing net loss per common share, basic and diluted	26,224	25,911

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006

Cash and short-term investments	$27,640	$38,934
Working capital	18,097	27,998
Total assets	47,820	59,743
Total stockholders’ deficit	(14,992)	(4,559)